DCAP GROUP, INC.

          Certificate  of  Designations   of  Preferred   Stock   Authorized  by
          Resolution of the Board of Directors Providing for an Issue of 1,000 Shares of Preferred Stock Designated "Series A Preferred Stock."

          DCAP Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 151 of Title 8 thereof and Article FOURTH of the Corporation's Certificate of Incorporation, DOES HEREBY CERTIFY
THAT:

          Pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, said Board of Directors, at a meeting duly held, adopted a resolution providing for the issuance of up to one thousand (1,000) shares of the Corporation's Preferred Stock, par value $.01 per share, designated "Series A Preferred Stock," which resolution is as follows:

          RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors does hereby provide for and authorize the issuance of up to one thousand (1,000) shares of the Preferred Stock, par value $.01 per share, of the Corporation, to be designated "Series A Preferred Stock" of the presently authorized but unissued shares of Preferred Stock. The voting powers, designations, preferences, and relative, participating, optional or other special rights of the Series A Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as follows:

          (i)  Dividends.

               (a) Dividend Preference. From and after the date hereof, when and if the Board of Directors of the Corporation declares a dividend or distribution payable with respect to (i) the Common Stock or any other capital stock or security issued by the Corporation which is junior to the Series A Preferred Stock as to such dividends or distributions, such dividend or distribution shall not be paid until payment is made to the holders of the Series A Preferred Stock of all dividends or distributions accumulated or accrued through that date, or
(ii) the then outstanding capital stock of the Corporation that is pari passu to the Series A Preferred Stock as to such dividends or distributions, such dividends or distributions shall not be paid unless an equivalent payment is made to the holders of the Series A Preferred Stock, pro rata, on the accumulated and unpaid dividends or distributions payable to the Series A Preferred Stock as of the date of such payment.

               (b) Dividend Amount and Payment. Holders of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for that purpose, with respect to each share of Series A Preferred Stock, a cash dividend equal to five percent (5.0%) of the Original Issue Price (as hereinafter defined), per annum.




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Such dividend shall be cumulative, shall accrue from the closing of that certain
Asset Purchase Agreement, entered into on May 28, 2003 but effective as of the close of business on April 30, 2003, by and among AIA-DCAP Corp. ("Buyer"), the Corporation and AIA Acquisition Corp. (the "Agreement") (the "Closing") and shall be payable quarterly on each January 15, April 15, July 15 and October 15 for the preceding calendar quarter; provided, however, that the initial dividend payment shall not be made sooner than the first quarterly payment date reflected above next following the issuance of the certificates representing the Series A Preferred Stock pursuant to the Agreement. For purposes hereof, the term "Original Issue Price" shall mean one thousand dollars ($1,000.00).

          (ii) Voting Rights. Except as required by applicable law, the holders of the Series A Preferred Stock shall not be entitled to vote on any matters required to be or otherwise submitted to a vote of stockholders of the Corporation.

          (iii) Redemption.

               (a) Subject to the requirements of applicable law, on the fourth anniversary of the Closing (the "Outside Redemption Date"), if any shares of the Series A Preferred Stock shall be then outstanding, the Corporation shall redeem, for cash, all outstanding shares of the Series A Preferred Stock, at a redemption price per share equal to the Original Issue Price, together with any accumulated and unpaid dividends thereon to the Outside Redemption Date (the "Redemption Price").

               (b) In the event the Corporation redeems shares of Series A Preferred Stock pursuant to paragraph (a) above, notice of such redemption (the "Redemption Notice") shall be given by first class mail, postage prepaid, mailed not less than ten (10) days nor more than twenty (20) days prior to the Outside Redemption Date, to each holder of record of the shares of Series A Preferred Stock to be redeemed at such holder's address as the same appears on the stock register of the Corporation. The Redemption Notice shall state: (i) the Outside Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (iv) that dividends on the shares to be redeemed will cease to accrue on the Outside Redemption Date.

               (c) In the event the Corporation shall make a Substantial Sale (as hereinafter defined) prior to the Outside Redemption Date, the Corporation shall give notice thereof (the "Sale Notice") to the holders of the Series A Preferred Stock, which notice shall provide for a date (no less than thirty (30) days nor more than sixty (60) days following the date thereof) (the "Sale Redemption Date") upon which, subject to the requirements of applicable law, the Corporation shall redeem, for cash, such number of outstanding shares of Series A Preferred Stock, at the Redemption Price, as is hereinafter provided. The Sale Notice shall be given by first class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock to be redeemed at each holder's address as the same appears on the stock register of the Corporation. The Sale Notice shall state: (i) the Sale Redemption Date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the place or places where certificates for such shares are to be surrendered for payment of the



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Redemption  Price;  and (iv) that  dividends  on the shares to be redeemed  will cease to accrue on the Sale Redemption Date.

               (d) The number of shares of Series A Preferred Stock to be redeemed pursuant to paragraph (c) above shall be such number of shares as may be redeemed at an aggregate Redemption Price equal to twenty percent (20%) of the net cash proceeds of the Substantial Sale. In the event that less than all of the outstanding shares of Series A Preferred Stock are to be redeemed in connection with a Substantial Sale, then the outstanding shares shall be redeemed on a pro rata basis from all of the holders of Series A Preferred Stock.

               (e) For purposes hereof, a "Substantial Sale" shall be deemed to have occurred if any of the following occur: (i) the Corporation sells all or substantially all of its assets; (ii) any of Payments, Inc. ("Payments"), Blast Acquisition Corp. ("Blast"), Barry Scott Companies Inc. ("BSC") or Buyer, each a direct or indirect wholly-owned subsidiary of the Corporation, sells all or substantially all of its assets (except in the case where the purchaser becomes a franchisee of the Corporation or a subsidiary thereof); or (iii) the Corporation sells all of the outstanding stock of Payments or Blast, or Blast sells all of the outstanding stock of BSC or Buyer (except in the case where Blast, BSC or Buyer becomes a franchisee of the Corporation or a subsidiary thereof).

               (f) In the event the Corporation shall consummate a "Rule 13e-3 transaction" (as such term is defined in Rule 13e-3 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended), the Corporation shall give written notice thereof (the "Going Private Notice") to the holders of the Series A Preferred Stock. Each holder of Series A Preferred Stock thereupon shall have the right, exercisable by written notice (the "Redemption Exercise Notice") given to the Corporation within thirty
(30) days of receipt of the Going Private Notice, to cause the Corporation, subject to the requirements of applicable law, to redeem, for cash, all or any portion of such holder's Series A Preferred Stock at the Redemption Price. The Redemption Exercise Notice shall provide for the number of shares of Series A Preferred Stock that the holder desires that the Corporation redeem and a date (no less than thirty (30) days nor more than sixty (60) days following the date thereof (together with the Outside Redemption Date and the Sale Redemption Date, the "Redemption Date")) upon which, subject to the requirements of applicable law, the Corporation shall redeem, for cash, such number of shares of Series A Preferred Stock as is set forth in the holder's Redemption Exercise Notice.

               (g) In the case of any redemption pursuant to paragraph (a), (c) or (f) above, as to which any required notice from the Corporation was properly mailed as provided in paragraph (b), (c) or (f) above, from and after the Redemption Date (unless default shall be made by the Corporation in paying the Redemption Price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the Redemption Price per share) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

               (h) The Corporation's redemption obligation hereunder shall be secured by the pledge by Blast to the original holder of the Series A Preferred Stock (the "Original Holder") of all of the outstanding stock of Buyer pursuant to a guaranty and pledge agreement, dated as of the date of the Closing, between Blast and the Original Holder.

          (iv) Conversion.

               (a) Conversion Right. Each share of Series A Preferred Stock shall be convertible, at any time and from time to time, at the option of the holder thereof, into such number of shares of Common Stock of the Corporation as is determined by dividing the Original Issue Price by the Conversion Price (as hereinafter defined). For purposes hereof, the term "Conversion Price" shall mean fifty cents ($.50), subject to adjustment as hereinafter set forth.

               Before any holder of Series A Preferred Stock shall be entitled to receive Common Stock upon conversion, the holder shall send a notice of conversion with respect thereto (the "Conversion Notice") and shall surrender the certificate(s) therefor, duly endorsed, at the principal offices of the Corporation. Effective upon the Corporation's receipt of the Conversion Notice (the "Effective Conversion Date"), the holder shall thereupon be deemed to be the holder of record of the Common Stock issuable upon conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that the certificate(s) representing such Common Stock shall not then be actually delivered to the holder. Subject to the provisions hereof, promptly following the Effective Conversion Date, the Corporation shall issue or cause its transfer agent to issue and deliver to such holder of Series A Preferred Stock a certificate for the number of shares of Common Stock to which the holder shall be entitled.

               (b)  Adjustment of Conversion Price.

                    (I) Adjustments for Stock Dividends; Combinations, Etc. In the event that the Corporation shall (A) declare a dividend or other distribution on its Common Stock payable in Common Stock of the Corporation; (B) effect a subdivision of its outstanding Common Stock into a greater number of shares of Common Stock (by reclassification, stock split or otherwise than by payment of a dividend in shares of Common Stock); (C) effect a combination of its outstanding Common Stock into a lesser number of shares of Common Stock (by reclassification, reverse split or otherwise); (D) issue by reclassification, exchange or substitution of its Common Stock any shares of capital stock of the Corporation; or (E) effect any other transaction having a like effect, the Conversion Price in effect immediately prior to such action shall be adjusted so that, in the event of a conversion at any time after the occurrence of any event described in (A) through (E) above, the holder shall be entitled to receive the shares of Common Stock to which such holder would have been finally entitled, after giving effect to the occurrence of such event, as if the Series A Preferred Stock had been converted into Common Stock immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph (b)(I) shall become effective immediately after the record date in the case of a dividend or other distribution and shall become effective immediately upon the effective date in the case of a subdivision, combination, reclassification, exchange or substitution.



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                    (II) Adjustment for  Consolidation or Merger. In case of any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding Common Stock, then in the event of a conversion, the holder of each share of Series A Preferred Stock then outstanding shall receive, in exchange for such shares of Series A Preferred Stock, the kind and amount of shares or other securities and property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such Series A
Preferred   Stock  would  have  been   converted   immediately   prior  to  such
consolidation or merger had the conversion occurred.

               (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay, in cash, an amount equal to the product of (i) such fraction of a share times (ii) the Current Market Price Per Share (as hereinafter defined) on the Effective Conversion Date. As used herein, the term "Current Market Price Per Share" shall mean the closing price, or, if not available, the closing bid price, of the Common Stock as quoted on a national securities exchange, The Nasdaq Stock Market ("Nasdaq"), the NASD OTC Electronic Bulletin Board (the "Bulletin Board"), or The Bulletin Board Exchange (the "BBX"), as the case may be (or, if there is no closing price or closing bid price on a particular day, then the closing price or, if not available, the closing bid price on the nearest trading date before that day and for which such prices are available), and if the Common Stock is not listed on such an exchange, Nasdaq, the Bulletin Board or the BBX on such particular day, then the Current Market Price Per Share shall be determined by the Board of Directors in good faith by taking into consideration all relevant factors.

               (d) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the Series A Preferred Stock by delivery of Common Stock which is held in the treasury of the Corporation.

               (e) Lost, Stolen or Destroyed Certificates. In the event that the holder notifies the Corporation that the certificate(s) representing Series A Preferred Stock have been lost, stolen or destroyed and either (i) provides a letter, in form satisfactory to the Corporation, to the effect that it will indemnify the Corporation from any loss incurred by it in connection therewith, and/or (ii) provides an indemnity bond in such amount as is reasonably required by the Corporation, the Corporation having the option of electing either (i) or
(ii) or both, the Corporation shall accept such letter and/or indemnity bond in lieu of the surrender of the certificate(s) as otherwise required by the provisions hereof.

               (f) Certificate as to Adjustments. Whenever the number of shares of Common Stock issuable, or the securities or other property deliverable, upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall give written notice thereof to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation and shall forthwith file, at its principal executive office and with any transfer agent or agents for the Series A Preferred Stock and the Common Stock, a certificate, signed by the Chief Financial Officer of the Corporation, stating the number of shares of Common Stock issuable, or the securities or other property deliverable, per share of Series A Preferred Stock converted, calculated to the nearest cent or to the nearest one one-hundredth of a share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

               (g) No Conversion Charge or Tax. The issuance and delivery of certificates representing shares of Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the holder of shares of Series A Preferred Stock for any issue tax, or other incidental expense in respect of the issuance or delivery of such certificates or the securities represented thereby, all of which taxes and expenses shall be paid by the Corporation.

               (h) Status on Conversion. Upon any conversion of shares of the Series A Preferred Stock, the shares so converted shall be canceled.

               (i)  Statutory   Restrictions.   The  foregoing   provisions  for
conversion of the Series A Preferred Stock shall be subject to all applicable statutory limitations and restrictions.

          (v) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any Common Stock and any other stock of the Corporation ranking in liquidation junior to the Series A Preferred Stock, by reason of the ownership thereof, an amount (the "Series A Preferential Amount") equal to (A) the Original Issue Price and no more, and (B) all accumulated and unpaid dividends thereon. If, upon the occurrence of such an event, the assets and funds thus distributable among the holders of Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Preferential Amount, then the entire assets and funds of the Corporation legally available for distribution to the holders of the Series A Preferred Stock shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After the payment or setting apart of the full Series A Preferential Amount required to be paid to the holders of Series A Preferred Stock, the holders of Common Stock and any other stock of the Corporation ranking in liquidation junior to the Series A Preferred Stock shall be entitled to receive ratably all remaining assets or surplus funds of the Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part of its assets, shall be deemed to be a liquidation,



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dissolution or winding up of the affairs of the Corporation,  either voluntarily or involuntarily, within the meaning of this section.

          (vi) Seniority. For so long as any shares of Series A Preferred Stock are issued and outstanding, the Corporation shall not, without the written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock, issue any series of preferred stock that ranks senior to the Series A Preferred Stock with respect to dividend rights or on liquidation, dissolution or winding up of the Corporation.

          IN WITNESS WHEREOF, DCAP GROUP, INC. has caused this Certificate to be executed by its Chief Executive Officer this 28th day of May, 2003.

                                            DCAP GROUP, INC.



                                            By: /s/ Barry Goldstein
                                               --------------------------------
                                               Barry Goldstein,
                                               Chief Executive Officer